UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 15, 2006

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

115 West 7th Street, Suite 1415, Fort Worth, Texas, 76102

(Address of principal executive offices)

(877) 329-8388

Registrant's telephone number, including area code

115 West 7th Street, Suite 1400, Fort Worth, Texas, 76102

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Election of Directors and Appointment of Principal Officers

On June 15, 2006 Wentworth Energy, Inc. (the "Company") held its annual meeting and a majority of the shareholders eligible to vote elected John Punzo (Class III), Gordon C. McDougall (Class III), Francis K. Ling (Class II), Roger Williams (Class I), and Neil Lande (Class I).  Class I directors will serve for a term of one year, Class II directors will serve for a term of two years and Class III directors will serve for a period of three years.  Severino Amorelli did not stand for re-election at the annual meeting and is, therefore, no longer a director or member of the Company's Audit Committee.

John Punzo

From 1999 to 2004, Mr. Punzo was President and Chief Executive Officer of Sonoran Energy Inc. (formerly Showstar Online.com, Inc.) and was involved in the restructuring of that company into a successful energy producer until his departure to further develop his energy consultancy and private management group.  Since 1981, Mr. Punzo has played a key role in launching, directing and obtaining the funding for a number of public and private companies.  Mr. Punzo is also President and principal of Panterra Capital Inc. and Paradigm Process Inc., private consulting companies.

Gordon C. McDougall

From 1994 until 2003, Mr. McDougall was President and principal of Campbell Capital Advisory Inc., a private investment and management consulting company located in Vancouver, British Columbia, Canada.  From March 2002 until June 2004, he was also a director of Gamestate Entertainment Inc. (subsequently renamed Quest Oil Corp.), a public leisure and entertainment company listed on the NASD Over-the-Counter Bulletin Board.  From May 2004 until March 2006, Mr. McDougall was President and a director of Revelstoke Industries Inc, a reporting company in the United States.  Since 2003, he has been President and principal of C4 Capital Advisory Inc., a private consulting company.  Born in New Brunswick, Canada, Mr. McDougall completed the Canadian Securities Course in 1984 and became a stockbroker with Nesbitt Thomson in 1984.  Mr. McDougall is well-versed in raising capital, managing start-up companies and coaching companies through their initial growth.  Mr. McDougall will serve as a member of the Company's Audit Committee.

Francis K. Ling

Mr. Ling was appointed the Company's Chief Financial Officer on August 29, 2005 and since March 2000, he has been Chief Financial Officer for Dixon Networks Corporation. Dixon Networks is a private contracting company that specializes in the engineering and construction of fiber optic networks for large telecommunication companies throughout North America.  He holds Bachelor of Science, Bachelor of Commerce, and Master of Business Administration degrees, along with a Fellowship in the Institute of the Canadian Bankers' Association.   Mr. Ling will serve as a member of the Company's Audit Committee.

Roger Williams

Mr. Williams has over 25 years of professional engineering and senior legal experience with major projects, including onshore and offshore Gulf of Mexico leases, the Trans-Alaska Pipeline System, gas fields in Indonesia and the Philippines, and power plants developed in tandem with upstream oil and gas projects. He also has extensive industry experience working for over nine years as a lead engineer for Exxon on several major upstream projects, including strategic planning, financial analyses and reservoir development studies.  For the last four years, Mr. Williams served as managing partner of the Hong Kong office of the law firm of Troutman Sanders LLP.  He has held various legal and petroleum industry positions both as a practicing attorney and professional engineer since 1979.  Mr. Williams has degrees in petroleum and chemical engineering, and received his law degree from the University of Alabama in 1991.  His legal career included practice with Skadden, Arps, Slate, Meagher & Flom LLP in Washington, D.C., Hong Kong and Singapore.

Neil Lande

Neil Lande was an investment banker and financial analyst for over 30 years.  Working for firms such as Abraham & Company Investment Advisory in New York, Cowen & Company Financial Analysis, and Underwood Neuhaus & Co. Investment Banking, he has spent much of his career covering the oil services sector.  Since 1990, Mr. Lande has been a partner in Houston-based Republic Capital Interests where he has built and sold numerous businesses and shopping centers.  As an investment banker, Mr. Lande worked on corporate turnarounds, public offerings, and the development of customized financing vehicles for contract drillers to finance the purchase of equipment with off-balance sheet financing.  In an advisory capacity he has initiated numerous private placements, primarily for companies in the oil service industry.  Mr. Lande has a BSBA degree from Babson College in Boston.  Mr. Lande will serve as a member of the Company's Audit Committee.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 15, 2006, at the Company's annual meeting, a majority of the shareholders eligible to vote approved an amendment to the Company's Certificate of Incorporation to increase the total authorized share capital.  The Company's total number of authorized common shares prior to the approval of the amendment was 50,000,000, of which 2,000,000 were designated as preferred stock and 48,000,000 were designated as Common Stock. The amendment increased the number of authorized shares of common stock from 48,000,000 to 98,000,000, and increased the number of all authorized shares from 50,000,000 to 100,000,000.  A copy of the amendment is attached hereto as Exhibit 3.1.1.

Item 9.01    Financial Statements and Exhibits

3.1.1    Amendment to the Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2006

WENTWORTH ENERGY, INC.

/s/ John Punzo

John Punzo

Chief Executive Officer